Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-128719, 333-128717, 333-128713 and 333-128712) on Form S-8 of Greer Bancshares Incorporated and Subsidiary of our report dated March 31, 2010, with respect to the consolidated financial statements of Greer Bancshares Incorporated and Subsidiary as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, which report appears in Greer Bancshares Incorporated’s 2009 Annual Report on Form 10-K.

Charlotte, North Carolina

March 31, 2010